Exhibit 99.1

For Immediate Release	Contact: Lynn Liddle, Executive Vice President, Communications and Investor Relations (734) 930 – 3008

Domino’s Pizza Announces Third Quarter 2008 Financial Results

ANN ARBOR, Michigan, October 14, 2008: Domino’s Pizza, Inc. (NYSE: DPZ), the recognized world leader in pizza delivery, today announced results for the third quarter ended September 7, 2008. Net income was negatively impacted versus the prior year quarter by continued challenges in the domestic environment and resulting decreases in domestic same store sales and supply chain volumes. The International division continued its strong performance, posting its 59th consecutive quarter of same store sales growth, up 5.4% during the third quarter of 2008.

Third Quarter Highlights:

(dollars in millions, except per share data)	Third Quarter of 2008	Third Quarter of 2007	First Three Quarters of 2008	First Three Quarters of 2007
Net income	$10.1	$11.0	$42.9	$21.7
Weighted average diluted shares	58,042,743	63,971,505	58,859,220	64,534,801
Diluted earnings per share, as reported	$0.17	$0.17	$0.73	$0.34
Items affecting comparability (see section below)	$(0.05)	$—	$(0.17)	$0.49

Diluted earnings per share, as adjusted	$0.13	$0.17	$0.56	$0.82

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Diluted EPS was $0.17 on an as-reported basis for the third quarter, flat from the as-reported prior year period. However, excluding items affecting comparability, diluted EPS declined $0.04, primarily due to lower operating income from domestic operations. (See the Items Affecting Comparability section and the Comments on Regulation G section.)

	Third Quarter of 2008	Third Quarter of 2007
Same store sales growth: (versus prior year period)
Domestic Company-owned stores	(3.4)%	+0.8%
Domestic franchise stores	(6.4)%	(2.0)%

Domestic stores	(6.1)%	(1.6)%

International stores	+5.4%	+8.3%

Global retail sales growth: (versus prior year period)
Domestic stores	(5.8)%	(0.4)%
International stores	+14.1%	+20.4%

Total	+2.4%	+7.2%

	Domestic Company- owned Stores	Domestic Franchise Stores	Total Domestic Stores	International Stores	Total
Store counts:
Store count at June 15, 2008	515	4,592	5,107	3,564	8,671
Openings	1	34	35	84	119
Closings	—	(56)	(56)	(8)	(64)
Transfers	(4)	4	—	—	—

Store count at September 7, 2008	512	4,574	5,086	3,640	8,726

Third quarter 2008 net growth	(3)	(18)	(21)	76	55

Trailing four quarters net growth	(53)	3	(50)	266	216

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Domino’s Pizza: Q308 Earnings Release, Page Two

David A. Brandon, Domino’s Chairman and Chief Executive Officer, said: “A key component of our turnaround plan is the renewal of our brand – including significantly expanding our menu, improving our existing products, entering new day parts, increasing store traffic and energizing our franchise system. Reversing negative trends in the current environment is very tough. Our operators face the powerful forces of high commodity prices, consumers who are reluctant to spend, and a credit crunch that has slowed domestic new store growth, re-investment in stores, and our ability to expedite the turnover of poor-performing franchisees. Despite these macroeconomic challenges, we believe in our turnaround plan for our domestic business and are encouraged by the initial results of many of our new initiatives. Internationally, we continue to experience strong sales and continued expansion. Most important, our strong cash flows remain the mainstay of our business model. We believe “cash is king” in today’s uncertain market conditions.”

Conference Call Information

The Company plans to file its quarterly report on Form 10-Q this morning. Additionally, as previously announced, Domino’s Pizza, Inc. will hold a conference call today at 11 a.m. (Eastern) to review its third quarter 2008 financial results. The call can be accessed by dialing (888) 306-6182 (U.S./Canada) or (706) 634-4947 (International). Ask for the Domino’s Pizza conference call. The call will also be web cast at www.dominos.com. If you are unable to participate on the call, a replay will be available for 30 days by dialing (800) 642-1687 (U.S./Canada) or (706) 645-9291 (International), Conference ID 20163463. The web cast will also be archived for 30 days on www.dominosbiz.com.

Share Repurchases

During the third quarter of 2008, the Company repurchased and retired 1,070,100 shares of its common stock under its open market share repurchase program for $12.8 million, or an average price of $12.00 per share.

The Company has used approximately 48% of the total amount authorized under its open market share repurchase program and has approximately $104.5 million remaining under the previously approved $200.0 million.

Sale of Certain Company-Owned Stores

During the first quarter of 2008, the Company announced it had agreements in place to sell certain Company-owned stores in California and Georgia in a series of transactions primarily with current franchisees. During the third quarter of 2008, the Company completed the sale of three of these stores bringing the year-to-date total to 59 stores. The Company recognized a pre-tax gain on the sale of the related assets of approximately $1.8 million and $13.0 million in the third quarter and first three quarters of 2008, respectively. These pre-tax gains were recorded in general and administrative expense. The sales of the stores were substantially complete by the end of the third quarter.

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Domino’s Pizza: Q308 Earnings Release, Page Three

Items Affecting Comparability

The Company’s reported financial results for the third quarter and first three quarters of 2008 are not comparable to the reported financial results in the prior year periods. The table below presents certain items that affect comparability between our 2008 and 2007 financial results. Management believes that including such information is important to the understanding of our financial results for the third quarter and first three quarters of 2008 as compared to the same periods in 2007 (See the Comments on Regulation G section).

In addition to the items noted in the table below, the Company’s 2007 recapitalization had a significant impact on ongoing interest expense as a result of higher debt levels. This also impacts comparability to the first three quarters of 2007. The increase in ongoing interest expense resulted in a decrease in diluted EPS of approximately $0.17 in the first three quarters of 2008 versus the first three quarters of 2007. Additionally, share repurchases positively impacted diluted EPS in the third quarter and first three quarters of 2008 versus the comparable periods in 2007.

	Third Quarter			First Three Quarters
(in thousands)	Pre-tax	After-tax	Diluted EPS Impact	Pre-tax	After-tax	Diluted EPS Impact
2008 items affecting comparability:
Gain on the sale of Company-owned stores (1)	$1,810	$1,086	$0.02	$12,969	$7,781	$0.13
Separation expenses (2)	—	—	—	(1,445)	(867)	(0.01)
Tax reserve reversals (3)	365	1,554	0.03	990	3,290	0.06

Total of 2008 items	$2,175	$2,640	$0.05	$12,514	$10,204	$0.17

2007 items affecting comparability:
Recapitalization expenses:
General and administrative expenses (4)	$—	$—	$—	$(2,873)	$(1,781)	$(0.03)
Additional interest income on recapitalization funds (5)	—	—	—	2,632	2,632	0.04
Additional interest expense (6)	—	—	—	(33,878)	(21,005)	(0.32)
Premium on bond extinguishment (7)	—	—	—	(13,294)	(8,242)	(0.13)

Total recapitalization expenses	—	—	—	(47,413)	(28,396)	(0.44)
Legal expenses (8)	—	—	—	(5,000)	(3,100)	(0.05)

Total of 2007 items	$—	$—	$—	$(52,413)	$(31,496)	$(0.49)

(1)	The gain recognized relates to the sale of three Company-owned stores in California in the third quarter of 2008 and 59 stores in California and Georgia in the first three quarters of 2008.
(2)	Represents separation and related expenses incurred in connection with a previously announced restructuring action and other staffing reduction costs related to the sale of Company-owned stores in California.
(3)	Represents $1.3 million and $2.7 million of income tax benefit in the third quarter and first three quarters of 2008 and $0.4 million and $1.0 million ($0.2 million and $0.6 million after-tax) of contra interest expense in the third quarter and first three quarters, both relating to required FIN 48 tax reserve reversals due to outcomes of related state tax matters.
(4)	Primarily includes stock compensation expenses, payroll taxes related to the payments made to certain stock option holders and legal and professional fees incurred in connection with the recapitalization, including the tender offers for Domino’s Pizza, Inc. common stock and Domino’s, Inc. senior subordinated notes due 2011.
(5)	Includes estimated tax-exempt interest income that was earned on funds received in connection with the recapitalization prior to disbursement of the funds.
(6)	Includes the write-off of deferred financing fees and bond discount related to extinguished debt as well as net expense incurred in connection with the settlement of interest rate derivatives.
(7)	Represents the premium paid to bond holders in the tender offer for the Domino’s, Inc. senior subordinated notes due 2011.
(8)	Represents expenses incurred in connection with certain legal matters in California.

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Domino’s Pizza: Q308 Earnings Release, Page Four

Liquidity

As of September 7, 2008, the Company had:

•	$1.7 billion in total debt,

•	$20.1 million of unrestricted cash and cash equivalents,

•	no borrowings under its available variable funding notes (“VFN”), and

•	letters of credit issued under the VFN of $36.8 million.

Subsequent to the third quarter of 2008, one of the Company’s VFN providers (the “Primary VFN Provider”) declared bankruptcy. The VFN allows for the issuance of up to $150.0 million of financing and certain other credit instruments, including letters of credit in support of various obligations of the Company. As a result of the Primary VFN Provider’s bankruptcy, the Company’s ability to draw upon the VFN has likely been reduced. Under the existing terms of the VFN, the Primary VFN Provider’s share is $90.0 million. If the Company is ultimately unable to borrow under the existing agreement and is unable to secure additional funding from other parties, the Company’s availability under the VFN would be reduced to $60.0 million, of which $38.3 million is currently committed under pre-existing letters of credit. The maximum amount of borrowings under this scenario estimated to be available to the Company under the VFN would be approximately $21.7 million. The Company is in the process of exploring alternative sources of additional liquidity. The Company has historically funded its working capital requirements, capital expenditures, debt repayments and share repurchases primarily from its cash flows from operations and when necessary, its available borrowings under the VFN. Additionally, management believes its current unrestricted cash and cash equivalents balance, its expected ongoing cash flow from operations as well as the estimated $21.7 million available under the VFN is sufficient to fund operations for the foreseeable future.

The Company’s cash borrowing rate for the third quarter of 2008 was 6.1%. The Company incurred $13.1 million in capital expenditures during the first three quarters of 2008 versus $12.7 million in the first three quarters of the prior year.

The Company’s free cash flow, as reconciled below to cash flows from operations as determined under generally accepted accounting principles (GAAP), was $25.8 million in the first three quarters of 2008.

(in thousands)	First Three Quarters of 2008
Net income (as reported)	$42,945
Changes in operating assets and liabilities (as reported)	(33,265)
Other, net (as reported)	29,233

Net cash provided by operating activities (as reported)	38,913
Capital expenditures (as reported)	(13,142)

Free cash flow	$25,771

The changes in operating assets and liabilities during the first three quarters of 2008 were primarily due to the timing of interest and income tax payments.

Comments on Regulation G

In addition to the GAAP financial measures set forth in this press release, the Company has included non-GAAP financial measures within the meaning of Regulation G due to items affecting comparability between fiscal quarters. Additionally, the Company has included metrics such as global retail sales and same store sales growth, which are commonly used in the quick-service restaurant industry and are important to understanding Company performance.

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Domino’s Pizza: Q308 Earnings Release, Page Five

The Company uses “Diluted EPS, as adjusted,” which is calculated as reported Diluted EPS adjusted for the items that affect comparability to the prior year periods discussed above. The most directly comparable financial measure calculated and presented in accordance with GAAP is Diluted EPS. The Company’s management believes that the Diluted EPS, as adjusted measure is important and useful to investors and other interested persons and that such persons benefit from having a consistent basis for comparison between reporting periods.

The Company uses “Global retail sales” to refer to total worldwide retail sales at Company-owned and franchise stores. Management believes global retail sales information is useful in analyzing revenues, because franchisees pay royalties that are based on a percentage of franchise retail sales. Management reviews comparable industry global retail sales information to assess business trends and to track the growth of the Domino’s Pizza® brand. In addition, domestic supply chain revenues are directly impacted by changes in domestic franchise retail sales. Retail sales for franchise stores are reported to the Company by its franchisees and are not included in Company revenues.

The Company uses “Same store sales growth,” calculated by including only sales from stores that also had sales in the comparable period of the prior year. International same store sales growth is calculated similarly to domestic same store sales growth. Changes in international same store sales are reported on a constant dollar basis, which reflects changes in international local currency sales.

The Company uses “Free cash flow,” calculated as cash flows from operations less capital expenditures, both as reported. The Company’s management believes that the free cash flow measure is important to investors and other interested persons and that such persons benefit from having a measure which communicates how much cash flows are available for working capital needs or to be used for de-levering, making acquisitions, repurchasing shares or similar uses of cash.

About Domino’s Pizza®

Founded in 1960, Domino’s Pizza is the recognized world leader in pizza delivery. Domino’s is listed on the NYSE under the symbol “DPZ.” Through its primarily locally-owned and operated franchised system, Domino’s operates a network of 8,726 franchised and Company-owned stores in the United States and 60 international markets. The Domino’s Pizza® brand, named a Megabrand by Advertising Age magazine, had global retail sales of over $5.4 billion in 2007, comprised of $3.2 billion domestically and $2.2 billion internationally. During the third quarter of 2008, the Domino’s Pizza® brand had global retail sales of $1.3 billion, comprised of approximately $683 million domestically and approximately $583 million internationally. Domino’s Pizza was named “Chain of the Year” by Pizza Today magazine, the leading publication of the pizza industry. Customers can place orders online in English and Spanish by visiting www.dominos.com (http://www.dominos.com/) or from a Web-enabled cell phone by visiting mobile.dominos.com. More information on the Company, in English and Spanish, can be found on the Web at www.dominos.com (http://www.dominos.com/). Domino’s Pizza. You Got 30 Minutes™.

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Domino’s Pizza: Q308 Earnings Release, Page Six

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

This press release contains forward-looking statements. These forward-looking statements relating to our anticipated profitability and operating performance reflect management’s expectations based upon currently available information and data. However, actual results are subject to future risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that can cause actual results to differ materially include: our increased leverage as a result of the borrowings under our asset-backed securitization facility; the uncertainties relating to litigation; consumer preferences, spending patterns and demographic trends; the effectiveness of our advertising, operations and promotional initiatives; our ability to retain key personnel; new product and concept developments by us and other food-industry competitors; the ongoing profitability of our franchisees and the ability of Domino’s Pizza and our franchisees to open new stores and keep existing stores in operation; changes in food prices, particularly cheese, labor, utilities, insurance, employee benefits and other operating costs; the impact that widespread illness or general health concerns may have on our business and the economy of the countries in which we operate; severe weather conditions and natural disasters; changes in our effective tax rate; changes in government legislation and regulations; adequacy of our insurance coverage; costs related to future financings; our ability and that of our franchisees to successfully operate in the current credit environment; changes in the level of consumer spending given the general economic conditions, including interest rates, energy prices and weakening consumer confidence; availability of borrowings under our variable funding notes and changes in accounting policies. Further information about factors that could affect our financial and other results is included in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the fiscal year ended December 30, 2007. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

TABLES TO FOLLOW

Domino’s Pizza: Q308 Earnings Release, Page Seven

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

	Fiscal Quarter Ended
	September 7, 2008	% of Total Revenues	September 9, 2007	% of Total Revenues
(In thousands, except per share data)
Revenues:
Domestic Company-owned stores	$77,810		$89,264
Domestic franchise	34,680		35,832
Domestic supply chain	177,848		183,670
International	33,250		28,552

Total revenues	323,588	100.0%	337,318	100.0%

Cost of sales:
Domestic Company-owned stores	67,937		73,818
Domestic supply chain	162,454		167,360
International	14,477		12,212

Total cost of sales	244,868	75.7%	253,390	75.1%

Operating margin	78,720	24.3%	83,928	24.9%

General and administrative	38,483	11.9%	40,167	11.9%

Income from operations	40,237	12.4%	43,761	13.0%

Interest expense, net	25,678	7.9%	25,514	7.6%

Income before provision for income taxes	14,559	4.5%	18,247	5.4%

Provision for income taxes	4,463	1.4%	7,256	2.1%

Net income	$10,096	3.1%	$10,991	3.3%

Earnings per share:
Common stock – diluted	$0.17		$0.17

Domino’s Pizza: Q308 Earnings Release, Page Eight

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

	Three Fiscal Quarters Ended
	September 7, 2008	% of Total Revenues	September 9, 2007	% of Total Revenues
(In thousands, except per share data)
Revenues:
Domestic Company-owned stores	$255,867		$277,625
Domestic franchise	106,871		110,479
Domestic supply chain	533,605		546,072
International	100,605		82,752

Total revenues	996,948	100.0%	1,016,928	100.0%

Cost of sales:
Domestic Company-owned stores	213,026		221,766
Domestic supply chain	484,762		492,947
International	44,644		35,350

Total cost of sales	742,432	74.5%	750,063	73.8%

Operating margin	254,516	25.5%	266,865	26.2%

General and administrative	111,377	11.2%	129,073	12.7%

Income from operations	143,139	14.4%	137,792	13.5%

Interest expense, net	76,425	7.7%	90,464	8.9%
Other	—	—	13,294	1.3%

Income before provision for income taxes	66,714	6.7%	34,034	3.3%

Provision for income taxes	23,769	2.4%	12,329	1.2%

Net income	$42,945	4.3%	$21,705	2.1%

Earnings per share:
Common stock – diluted	$0.73		$0.34

Domino’s Pizza: Q308 Earnings Release, Page Nine

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	September 7, 2008	December 30, 2007
(In thousands)
Assets
Current assets:
Cash and cash equivalents	$20,126	$11,344
Restricted cash and cash equivalents	71,290	80,951
Accounts receivable	69,437	68,446
Inventories	25,235	24,931
Advertising fund assets, restricted	19,781	20,683
Other assets	19,254	20,527

Total current assets	225,123	226,882

Property, plant and equipment, net	112,240	122,890

Other assets	103,483	123,392

Total assets	$440,846	$473,164

Liabilities and stockholders’ deficit
Current liabilities:
Current portion of long-term debt	$331	$15,312
Accounts payable	53,588	60,411
Advertising fund liabilities	19,781	20,683
Other accrued liabilities	67,035	79,102

Total current liabilities	140,735	175,508

Long-term liabilities:
Long-term debt, less current portion	1,704,557	1,704,771
Other accrued liabilities	32,940	43,024

Total long-term liabilities	1,737,497	1,747,795

Total stockholders’ deficit	(1,437,386)	(1,450,139)

Total liabilities and stockholders’ deficit	$440,846	$473,164

Domino’s Pizza: Q308 Earnings Release, Page Ten

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

	Three Fiscal Quarters Ended
	September 7, 2008	September 9, 2007
(In thousands)
Cash flows from operating activities:
Net income	$42,945	$21,705
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	20,717	21,740
(Gains) losses on sale/disposal of assets	(12,678)	680
Amortization of deferred financing costs, debt discount and other	5,334	34,773
Provision (benefit) for deferred income taxes	4,600	(4,530)
Non-cash compensation expense	5,962	6,069
Other	5,298	1,851
Changes in operating assets and liabilities	(33,265)	(16,069)

Net cash provided by operating activities	38,913	66,219

Cash flows from investing activities:
Capital expenditures	(13,142)	(12,676)
Proceeds from sale of assets	24,703	3,317
Change in restricted cash and cash equivalents	9,661	(107,501)
Other	613	(58)

Net cash provided by (used in) investing activities	21,835	(116,918)

Cash flows from financing activities:
Purchase of common stock	(41,130)	(18,078)
Common stock dividends and equivalents	—	(896,972)
Proceeds from issuance of long-term debt	3,000	2,509,938
Repayments of long-term debt and capital lease obligation	(18,205)	(1,547,102)
Cash paid for financing costs	(166)	(58,876)
Tax benefit from stock options	240	21,907
Other	4,197	9,071

Net cash (used in) provided by financing activities	(52,064)	19,888

Effect of exchange rate changes on cash and cash equivalents	98	5

Change in cash and cash equivalents	8,782	(30,806)

Cash and cash equivalents, at beginning of period	11,344	38,222

Cash and cash equivalents, at end of period	$20,126	$7,416

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